EXHIBIT 99

SPS Commerce Reports Third Quarter 2014 Financial Results

Company Delivers 22% Recurring Revenue Growth Over 2013

MINNEAPOLIS, Oct. 23, 2014 (GLOBE NEWSWIRE) -- SPS Commerce, Inc. (Nasdaq:SPSC), a leading provider of cloud based supply chain management solutions, today announced financial results for the third quarter ended September 30, 2014.

Revenue in the third quarter of 2014 was $32.5 million, a 20% increase from the third quarter of 2013. Recurring revenue grew 22% from the third quarter of 2013.

Net income in the third quarter of 2014 was $838,000 or $0.05 per diluted share, compared to net income of $270,000, or $0.02 per diluted share, in the third quarter of 2013. Non-GAAP net income per diluted share was $0.17, compared to non-GAAP net income per diluted share of $0.15 in the third quarter of 2013. Adjusted EBITDA for the third quarter of 2014 increased 29% to $4.7 million, compared to the third quarter of 2013.

"We are very pleased with our performance this quarter," said Archie Black, President and CEO of SPS Commerce. "Our powerful network continues to expand as we grow our customer base, move upmarket and accelerate our international presence. Also driving our growth is our analytics suite, which is being used by retailers and suppliers to drive greater efficiency and meet today's consumer demands. Our broad network and singular focus in the retail ecosystem has enabled us to establish ourselves as industry experts while solidifying our market leadership position. We'll continue to innovate around the platform, expand our network and take advantage of the omnichannel trends that are providing tailwinds to our growth."

Revenue for the nine months ended September 30, 2014 was $92.5 million, compared to $76.4 million for the comparable period in 2013. Net income for the nine months ended September 30, 2014 was $1.9 million or $0.11 per diluted share, compared to net income of $757,000, or $0.05 per diluted share, for the comparable period in 2013. Non-GAAP net income per diluted share for the nine months ended September 30, 2014 was $0.47 compared to non-GAAP net income per diluted share of $0.40 for the comparable period in 2013. Adjusted EBITDA for the first nine months of this year was $13.1 million, compared to $10.0 million for the first nine months last year.

"The viral nature of our network fueled our 55th consecutive quarter of revenue growth as we acquired more customers and captured more wallet share," said Kim Nelson, Chief Financial Officer. "We'll continue to execute against our growth strategy to capture the large global opportunity we see in front of us."

Guidance

For the fourth quarter of 2014, revenue is expected to be in the range of $34.3 to $34.8 million. Fourth quarter net income per diluted share is expected to be in the range of $0.00 to $0.01 with fully diluted weighted average shares outstanding of approximately 16.9 million shares. Non-GAAP net income per diluted share is expected to be in the range of $0.13 to $0.14. Adjusted EBITDA is expected to be in the range of $4.0 to $4.3 million. Non-cash, share-based compensation expense is expected to be approximately $1.4 million and amortization expense is expected to be approximately $800,000 . The company also anticipates a one-time expense of $400,000 related to the recent acquisition of Leadtec Systems Australia Pty Ltd which will be reflected as other expense in the financial statements.

For the full year of 2014, revenue is expected to be in the range of $126.8 to $127.3 million, representing approximately 22% growth over 2013. Full year net income per diluted share is expected to be in the range of $0.11 to $0.12 with fully diluted weighted average shares outstanding of approximately 16.9 million shares. Non-GAAP net income per diluted share is expected to be in the range of $0.60 to $0.61. Adjusted EBITDA is expected to be in the range of $17.1 to $17.4 million. Non-cash, share-based compensation expense is expected to be approximately $5.5 million and amortization expense is expected to be approximately $2.9 million.

Quarterly Conference Call

SPS Commerce will discuss its quarterly results today via teleconference at 3:30 p.m. Central Time (4:30 p.m. Eastern Time). To access the call, please dial (877) 312-7508, or outside the U.S. (253) 237-1184, with Conference ID# 11883174 at least five minutes prior to the 3:30 p.m. CT start time. A live webcast of the call will also be available at investors.spscommerce.com under the Events and Presentations menu.   The replay will also be available on our website at investors.spscommerce.com.

About SPS Commerce

SPS Commerce perfects the power of trading partner relationships with the industry's most broadly adopted, retail cloud services platform. As a leader in cloud-based supply chain management solutions, we provide proven integrations and comprehensive retail performance analytics to thousands of customers worldwide. SPS Commerce has achieved 55 consecutive quarters of revenue growth and is headquartered in Minneapolis. For additional information, please contact SPS Commerce at 866-245-8100 or visit www.spscommerce.com.

SPS COMMERCE, SPS and RETAIL UNIVERSE are marks of SPS Commerce, Inc. and Registered in U.S. Patent and Trademark Office. INFINITE RETAIL POWER, SPS logo and others are further marks of SPS Commerce, Inc. These marks may be registered or otherwise protected in other countries.

Use of Non-GAAP Financial Measures

To supplement its financial statements, SPS Commerce also provides investors with Adjusted EBITDA and non-GAAP net income per share, which are non-GAAP financial measures. SPS Commerce believes that these non-GAAP measures provide useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. SPS Commerce's management uses these non-GAAP measures to compare the company's performance to that of prior periods for trend analyses and planning purposes. It uses Adjusted EBITDA for purposes of determining executive and senior management incentive compensation. These measures are also presented to the company's board of directors.

EBITDA consists of net income plus depreciation and amortization, interest expense, interest income, income tax expense and other adjustments as necessary for a fair presentation. Adjusted EBITDA consists of EBITDA plus non-cash, stock-based compensation expense. SPS Commerce uses Adjusted EBITDA as a measure of operating performance because it assists the company in comparing performance on a consistent basis, as it removes from operating results the impact of the company's capital structure. SPS Commerce believes Adjusted EBITDA is useful to an investor in evaluating the company's operating performance because it is widely used to measure a company's operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, and to present a meaningful measure of corporate performance exclusive of the company's capital structure and the method by which assets were acquired.

Non-GAAP net income per share consists of net income plus non-cash, stock-based compensation expense and amortization expense related to intangible assets divided by the weighted average number of shares of common stock outstanding during each period. SPS Commerce believes non-GAAP net income per share is useful to an investor because it is widely used to measure a company's operating performance.

These non-GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with generally accepted accounting principles in the United States. These non-GAAP financial measures exclude significant expenses and income that are required by GAAP to be recorded in the company's financial statements and are subject to inherent limitations. SPS Commerce urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures that are included in this press release.

Forward-Looking Statements

This press release may contain forward-looking statements, including information about management's view of SPS Commerce's future expectations, plans and prospects, including our views regarding future execution within our business, the opportunity we see in the retail supply chain world and our performance for the fourth quarter and full year of 2014, within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors which may cause the results of SPS Commerce to be materially different than those expressed or implied in such statements. Certain of these risk factors and others are included in documents SPS Commerce files with the Securities and Exchange Commission, including but not limited to, SPS Commerce's Annual Report on Form 10-K for the year ended December 31, 2013, as well as subsequent reports filed with the Securities and Exchange Commission. Other unknown or unpredictable factors also could have material adverse effects on SPS Commerce's future results. The forward-looking statements included in this press release are made only as of the date hereof. SPS Commerce cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, SPS Commerce expressly disclaims any intent or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

SPS COMMERCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; in thousands, except share amounts)

	September 30,	December 31,
	2014	2013

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$ 140,822	$ 131,294
Accounts receivable, less allowance for doubtful accounts of $257 and $237, respectively	13,594	11,611
Deferred costs, current	11,132	9,048
Deferred income taxes, current	1,272	1,272
Prepaid expenses and other current assets	3,824	2,850
Total current assets	170,644	156,075

PROPERTY AND EQUIPMENT, net	8,619	9,922
GOODWILL	25,487	25,487
INTANGIBLE ASSETS, net	15,038	17,082
OTHER ASSETS
Deferred costs, net of current portion	4,876	3,684
Deferred income taxes, net of current portion	9,805	10,870
Other non-current assets	168	210
	$ 234,637	$ 223,330

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$ 2,098	$ 1,798
Accrued compensation and benefits	10,044	7,981
Accrued expenses and other current liabilities	1,801	2,801
Deferred revenue, current	6,961	6,335
Total current liabilities	20,904	18,915

OTHER LIABILITIES
Deferred revenue, less current portion	10,237	8,785
Deferred rent	2,577	2,857
Total liabilities	33,718	30,557

COMMITMENTS and CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $0.001 par value; 5,000,000 shares authorized; 0 shares issued and outstanding	--	--
Common stock, $0.001 par value; 55,000,000 shares authorized; 16,276,447 and 16,092,121 shares issued and outstanding, respectively	16	16
Additional paid-in capital	245,845	239,549
Accumulated deficit	(44,942)	(46,792)
Total stockholders' equity	200,919	192,773
	$ 234,637	$ 223,330

SPS COMMERCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited; in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Revenues	$ 32,506	$ 27,008	$ 92,545	$ 76,418
Cost of revenues	9,970	8,249	28,852	23,258
Gross profit	22,536	18,759	63,693	53,160
Operating expenses
Sales and marketing	12,046	10,291	34,500	29,163
Research and development	3,338	2,806	9,677	7,966
General and administrative	5,153	4,284	14,506	12,542
Amortization of intangible assets	645	1,007	2,044	2,441
Total operating expenses	21,182	18,388	60,727	52,112
Income from operations	1,354	371	2,966	1,048
Other income (expense)
Interest income	52	31	151	76
Other income (expense)	(36)	37	(57)	(95)
Total other income (expense), net	16	68	94	(19)
Income before income taxes	1,370	439	3,060	1,029
Income tax expense	(532)	(169)	(1,210)	(272)
Net income	$ 838	$ 270	$ 1,850	$ 757

Net income per share
Basic	$ 0.05	$ 0.02	$ 0.11	$ 0.05
Diluted	$ 0.05	$ 0.02	$ 0.11	$ 0.05

Weighted average common shares used to compute net income per share
Basic	16,254	15,223	16,207	15,064
Diluted	16,780	15,986	16,793	15,781

SPS COMMERCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in thousands)

	Nine Months Ended
	September 30,
	2014	2013

Cash flows from operating activities
Net income	$ 1,850	$ 757
Reconciliation of net income to net cash provided by operating activities
Deferred income taxes	1,065	155
Depreciation and amortization of property and equipment	4,253	3,586
Amortization of intangible assets	2,044	2,441
Provision for doubtful accounts	507	315
Stock-based compensation	3,991	3,120
Changes in assets and liabilities
Accounts receivable	(2,490)	(523)
Deferred costs	(3,276)	(1,770)
Prepaid expenses and other current assets	(929)	2,643
Accounts payable	300	(172)
Accrued compensation and benefits	2,063	2,366
Accrued expenses and other current liabilities	407	145
Deferred rent	(245)	1,638
Deferred revenue	2,077	1,406
Net cash provided by operating activities	11,617	16,107
Cash flows from investing activities
Purchases of property and equipment	(4,394)	(5,030)
Net cash used in investing activities	(4,394)	(5,030)
Cash flows from financing activities
Net proceeds from exercise of options to purchase common stock	1,573	3,095
Excess tax benefit from exercise of options to purchase common stock	60	40
Net proceeds from employee stock purchase plan	672	551
Net cash provided by financing activities	2,305	3,686
Net increase in cash and cash equivalents	9,528	14,763
Cash and cash equivalents at beginning of period	131,294	66,050
Cash and cash equivalents at end of period	$ 140,822	$ 80,813

SPS COMMERCE, INC.
NON-GAAP RECONCILIATION
(Unaudited; in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Net income	$ 838	$ 270	$ 1,850	$ 757
Depreciation and amortization of property and equipment	1,430	1,233	4,253	3,586
Amortization of intangible assets	645	1,007	2,044	2,441
Interest income	(52)	(31)	(151)	(76)
Income tax expense	532	169	1,210	272
Other	--	(105)	(69)	(105)

EBITDA	3,393	2,543	9,137	6,875
Stock-based compensation expense	1,293	1,085	3,991	3,120

Adjusted EBITDA	$ 4,686	$ 3,628	$ 13,128	$ 9,995

Net income	$ 838	$ 270	$ 1,850	$ 757
Stock-based compensation expense	1,293	1,085	3,991	3,120
Amortization of intangible assets	645	1,007	2,044	2,441

Non-GAAP income	$ 2,776	$ 2,362	$ 7,885	$ 6,318

Shares used to compute non-GAAP income per share
Basic	16,254	15,223	16,207	15,064
Diluted	16,780	15,986	16,793	15,781

Non-GAAP income per share
Basic	$ 0.17	$ 0.16	$ 0.49	$ 0.42
Diluted	$ 0.17	$ 0.15	$ 0.47	$ 0.40
CONTACT: Investor Relations
         The Blueshirt Group
         Nicole Gunderson
         SPSC@blueshirtgroup.com
         415-217-7722

         Kay Rindels
         SPS Commerce
         866-245-8100
         krindels@spscommerce.com